Exhibit 99.2

VIA E-MAIL

Board of Directors

Garrett Motion, Inc.

c/o Mr. Olivier Rabiller

Z.A. La Pièce 16

1180 Rolle

Switzerland

Re: In re Garrett Motion, Inc. et al.

To Members of the Board of Directors, Olivier Rabiller and Sean Deason:

As the Board is aware, the Equity Committee has filed a motion to terminate exclusivity to advance a Stand-Alone Plan that the Committee believes is far more democratic and value-maximizing than the COH Plan. Given the circumstances, we feel that, as fiduciaries, we must pursue a transaction that preserves value for all existing shareholders, not one that unnecessarily transfers that value to a small, exclusive group of plan sponsors.

At the Omnibus Hearing on January 26, the counsel for the Debtors and counsel for COH leveled the following criticisms at the Stand-Alone Plan:

1.	The lack of a cash-out option

2.	The lack of a convertibility feature on the Atlantic Park Preferred A security

3.	The higher amount of 1L senior secured debt than in the COH Plan

4.	The lack of agreement with Honeywell despite treatment equivalent to the terms proposed in the COH plan

Notably, no party has claimed that the Stand-Alone Plan does not provide higher and better value for shareholders than the COH Plan. We also maintain our clear position that the sale of control of this Company is neither necessary nor desirable from the standpoint of unconflicted shareholders. We have been in contact with shareholders holding nearly 15 million shares and who likely constitute all shareholders outside of the COH Group other than retail investors: not a single one wants to see the Company sold or favors the COH deal, and all favor the Standalone Plan as the best outcome for shareholders.

Nonetheless, because we are committed to advancing a plan that is in the best interest of all stakeholders, the Equity Committee and Atlantic Park (the “EC Plan Sponsors”) are prepared to consider certain enhancements to the terms of the Stand-Alone Plan to address the expressed concerns. Specifically, the EC Plan sponsors, in exchange for the Debtors’ support, are prepared to modify the terms of the Stand-Alone Plan as follows:

1.

While the Equity Committee does not believe that a cash-out option is necessary given the fact that the common stock will remain publicly traded, liquid and not massively diluted by a conversion at $3.50/share, the EC Plan Sponsors would include a cash out provision to allow shareholders to elect cash vs. reinstatement at a value equal to $7.00 per share up to a maximum amount of $225 million. Notably, relative to the COH proposal, this would be a materially higher price for a larger number of shares. Despite this enhancement and contrary to the COH plan, we firmly believe the ongoing share value under the Stand Alone plan would materially exceed the cash out value. In the highly unlikely event that the value of shares electing the cash-out option exceeds $225 million, the cash-out election will be exercised pro rata with any remaining shares being reinstated.

2.

The COH Preferred Series A is only automatically convertible if all the following criteria are satisfied: (a) the remaining Honeywell obligation is less than $125 million, (b) new common shares issued through its conversion are worth at least 50% more than their conversion price, and (c) EBITDA has grown at least 37% from management’s 2020 projection (in the December STRAP). Given the onerous requirements for automatic conversion, it is not clear to the committee what benefit the company actually enjoys from this conversion feature that is struck at $3.50, a huge discount to the current cash out offer of $6.25. However, given the criticism flagged at the January 26th hearing, the EC Plan Sponsors are prepared to consider a convertibility feature that would address the Debtor’s goals through a structure that is far less injurious to pre-petition common equity by converting into equity at far higher prices. The details and terms of that convertibility feature can be discussed and negotiated among the parties but would eliminate this concern at a dramatically lower cost to shareholders.

3.

The EC Plan Sponsors do not understand the Debtors’ criticism around the amount and composition of the Stand-Alone Plan capital structure. Under the Stand-Alone Plan, the Company would have more of the less expensive 1L debt and less of the more expensive Preferred Series A. Holding all else equal, the current Stand Alone plan proposal has annual financing costs that are $18.2 million lower at emergence than the COH proposal. When factoring in the cost of capital attributable to warrants and the conversion feature in the plans, the Stand-Alone Plan’s blended cost of capital advantage expands to 10% annually. This Stand-Alone Plan advantage is due to the dramatically lower projected IRR attributable to its Series A Preferred Stock. We estimate that the COH Series A Preferred will enjoy a 32% IRR while the Stand-Alone Series A Preferred Stock will enjoy a 18% IRR. This differential is particularly dramatic when considering the COH Series A Preferred is ~50% larger and its incremental costs are borne by holders of 42% of Garrett common stock who were excluded from the COH group. While the Equity Committee believes the Stand-Alone Plan has the optimal amounts of senior debt and preferred equity, if the Debtors continue to believe that the relative amounts of senior and junior capital should be modified, we are willing to negotiate a different balance, with less 1L debt and more Series A Preferred.

As demonstrated above, Honeywell will have materially lower interest expense ahead of its Series B Preferred, and Honeywell will have slightly lower face value of capital ahead of their Series B Preferred. Thus, we believe Honeywell’s position in the company’s capital structure is clearly improved in the Stand Alone plan relative to the COH plan, especially when factoring in the proposed convertibility feature. The EC Plan Sponsors will continue to engage with Honeywell to secure its consent to the Stand-Alone plan. As we have said, Honeywell will receive the exact same economic treatment as under the COH plan; we are prepared to address the capital structure questions that have been raised; and we believe the governance issues Honeywell has raised are eminently addressable as well, as creating high-quality corporate governance that ensures the timely payment of the obligations to Honeywell and maximizing long-term shareholder value are inextricably linked and symbiotic objectives.

Finally, based on our conversations with the advisors to the RSA Lenders, there is no reason to believe that the termination of exclusivity will result in the termination of the RSA. We have continued our negotiations with the RSA Lenders and believe we have an attractive structure that will garner their support.

While we believe there should not be any doubt that the COH Plan’s discriminatory participation and massive value transfer are both unnecessary and harmful to the Company and its unaligned shareholders, we also believe our proposed enhancements address all of the issues that have been raised, eliminating any doubt that the Stand-Alone Plan is superior to the COH Plan.

Thank you for your time and consideration; we would be pleased to engage with you directly to further discuss this path forward.

Sincerely,
/s/ Gregory S. Williams
Gregory S. Williams